As filed with the Securities and Exchange Commission on August 10, 2010
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ATWOOD OCEANICS, INC.
(Exact name of registrant as specified in its charter)
TEXAS
(State or other jurisdiction of incorporation or organization)
Internal Revenue Service – Employer Identification No. 74-1611874
15835 Park Ten Place Drive
Houston, Texas 77084
(281)749-7800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Michael A. Campbell
Vice President — Controller
Atwood Oceanics, Inc.
15835 Park Ten Place Drive
Houston, Texas 77084
(281)749-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
W. Garney Griggs, Esq.
Strasburger & Price, LLP
1401 McKinney, Suite 2200
Houston, Texas 77010-4035
(713)951-5600
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined in light of market conditions and other factors.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-Accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Each Class of		Proposed Maximum	Proposed Maximum
Securities to be	Amount to be	Offering	Aggregate Offering	Amount of
Registered(7)	Registered	Price Per Unit	Price	Registration Fee
Common Stock, par value $1.00, including associated preferred stock purchase rights (1)	(5)	(5)	$500,000,000 (6)	$35,650.00
Preferred Stock (2)
Debt Securities (3)
Warrants (4)
Total			$500,000,000	$35,650.00

1)	Subject to note (5) below, we are registering an indeterminate number of shares of common stock and associated preferred stock purchase rights that we may issue from time to time at indeterminate prices, including shares issuable upon conversion of preferred stock that is convertible into common stock, and including shares issuable upon exercise of warrants.

2)	Subject to note (5) below, we are registering an indeterminate number of shares of preferred stock that we may issue from time to time at indeterminate prices. Shares of preferred stock may be convertible into shares of common stock

3)	(Subject to note (5) below, we are registering an indeterminate amount of debt securities that we may issue from time to time at indeterminate prices.

4)	Subject to note (5) below, we are registering an indeterminate number of warrants that we may issue from time to time at indeterminate prices entitling the holder to purchase shares of common stock.

5)	Not applicable pursuant to General Instruction II.E of Form S-3 of the Securities Act of 1933, as amended.

6)	Represents the principal amount of any debt securities issued at, or at a premium to, their principal amounts, and the issue price rather than the principal amount of any debt securities issued at an original issue discount; the liquidation preference of any preferred stock; the offering price of any common stock; the issue price of any warrants; and the exercise price of any warrants; all of which together will not exceed $500,000,000. Pursuant to Rule 457(o), the registration fee is calculated on the aggregate maximum offering price of the common stock, preferred stock, debt securities, and warrants. The registration fee was calculated at the statutory rate of $71.30 per $1,000,000 of securities registered.

7)	Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock that may be issued as a result of stock splits, stock dividends, or similar transactions.

Atwood Oceanics, Inc.
$500,000,000
Common Stock,
Preferred Stock,
Debt Securities,
and/or Warrants to purchase Common Stock
By this prospectus, or a supplement to this prospectus, we may from time to time offer up to $500,000,000 in the aggregate reflecting the initial offering price of common stock, preferred stock, debt securities, and/or warrants to purchase our common stock. The prospectus provides you with a general description of these securities.
This prospectus describes only the general terms of these securities and the general manner in which we will offer the securities. We will provide the specific terms of these securities in supplements to this prospectus.
Our common stock is listed on the New York Stock Exchange under the symbol “ATW”. The last reported sale price of our common stock on August 9, 2010 was $27.66 per share.
We may offer these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters, if any, will be set forth in a prospectus supplement. The prospectus supplement may also update or change the information contained in this prospectus. You should read this prospectus and any related prospectus supplement carefully before you invest in our securities. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Investing in our common stock involves risks. You should carefully consider and evaluate all of the information contained in the prospectus, any prospectus supplement, and in the documents incorporated into this prospectus by reference before you decide to purchase our securities. In particular, you should consider the risks described in “Risk Factors” at page 6 of this prospectus or in any prospectus supplement and in the documents incorporated into this prospectus before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated August 10, 2010.

ABOUT THIS PROSPECTUS
     This prospectus is part of an automatic registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a shelf registration process. Under this shelf registration process, we may offer from time to time any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or update other information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement, together with additional information described below under the headings “Available Information” and “Documents Incorporated by Reference.”
     As used in this prospectus generally, the terms “Atwood,” “the Company,” “we,” “our” or “us” means Atwood Oceanics, Inc. and its direct or indirect subsidiaries, except where the context indicates otherwise. Our principal executive office is located at 15835 Park Ten Place Drive, Houston, Texas 77084 and our phone number is (281)749-7800. Our internet address is www.atwd.com. Information on our website is not part of this prospectus.
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THAT DOCUMENT. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

SUMMARY
     This summary highlights some basic information from the prospectus. It likely does not contain all of the information that is important to you. You should carefully read the entire prospectus, any supplemental prospectus, and the other documents incorporated by reference to understand fully the terms of the offering, as well as other considerations that are important to you.
THE COMPANY
     We are engaged in the international offshore drilling of exploratory and developmental oil and gas wells, and related support, management and consulting services. We are headquartered in Houston, Texas, USA, and were incorporated as a Texas corporation in 1968. We commenced operations in 1970. Our fleet currently consists of nine active, wholly-owned drilling units. Our principal executive office is located at 15835 Park Ten Place Drive, Houston, Texas 77084 and our phone number is (281)749-7800.
THE OFFERING

Common Stock, Preferred Stock, Debt Securities, and Warrants to Purchase Common Stock	We may issue, in one or more offerings, up to $500,000,000 of any combination of common stock, preferred stock, debt securities, or warrants to purchase common stock.

Common Stock. We may issue shares of our common stock from time to time. Our amended and restated certificate of incorporation authorizes us to issue up to 90,000,000 shares of common stock, par value $1.00 per share. As of August 9, 2010, we have 64,443,000 shares of common stock outstanding. Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of our stockholders. Holders of at least one-tenth of all shares entitled to vote may call a meeting. We have no plans to pay any cash dividends on our common stock in the near future. Subject to our creditors and to any preferential rights of any then outstanding preferred stock, in the event we liquidate, dissolve or wind up our affairs, the holders of our common stock will share ratably, according to the number of shares held, in our remaining assets, if any.

Our rights agreement is an anti-takeover device, or “poison-pill”, which is designed to fend off a change in control that our board of directors does not believe to be in our best interest. Each share of common stock issued while the rights agreement remains in effect will be associated with a preferred stock purchase right, which rights currently expire November 5, 2012.

Preferred Stock. We may issue shares of our preferred stock from time to time. Our amended and restated certificate of incorporation authorizes us to issue, without stockholder approval, up to 1,000,000 shares of preferred stock, without par value, as to which our board of directors may fix the designation, terms, and relative rights and preferences. As of the date of this prospectus, we have not issued any preferred stock, however, our board of directors has designated 500,000 shares as a class of preferred stock, Series A Junior Participating Preferred Stock, in connection with our rights agreement.

Debt Securities. We may issue debt securities from time to time, in one or more series. We could issue debt securities under an indenture. Unless otherwise described in a supplemental prospectus, the debt securities will be our general unsecured obligations and will rank equally and ratably with all of our other senior unsecured and unsubordinated indebtedness, and will be issued in fully registered form and in denominations of $1,000 and integral multiples thereof.

Warrants. We may issue from time to time warrants for the purchase of common stock independently or together with other securities. The warrants may be attached to or separate from the other securities. We may issue warrants in one or more series. Unless otherwise specified in a prospectus supplement, the warrants will be represented by certificates, and exchanged under the terms outlined in the warrant agreement.

Use of proceeds	Unless we state otherwise in a prospectus supplement, we will use the net proceeds from the sale of securities sold by us for general corporate purposes, which may include the repayment of debt, acquisitions, capital expenditures and working capital.

Risk Factors	See the “Risk Factors” section beginning on page 6 of this prospectus, as well as any other cautionary statements throughout or incorporated by reference in this prospectus, before investing in us.

New York Stock Exchange symbol	ATW

Ratio of Earnings to Fixed Charges	See the “Ratio of Earnings to Fixed Charges” section on page 18 of this prospectus.

THE COMPANY
     We are engaged in the international offshore drilling of exploratory and developmental oil and gas wells, and related support, management and consulting services. We are headquartered in Houston, Texas, USA, and were incorporated as a Texas corporation in 1968. We commenced operations in 1970.
     Our fleet currently consists of nine active, wholly-owned drilling units:
•	three semisubmersibles capable of drilling in up to 5,000 feet of water;

•	one semisubmersible capable of drilling in up to 2,000 feet of water;

•	one 400 foot cantilever jack-up;

•	one 350 foot cantilever jack-up;

•	one 300 foot cantilever jack-up;

•	one semisubmersible self-erecting tender-assist rig; and

•	one submersible.
     Each type of drilling rig is designed for different purposes and applications, for operations in different water depths, bottom conditions, environments and geographical areas, and for different drilling and operating requirements. We have two semisubmersible drilling units, the ATWOOD OSPREY, a conventionally moored 6,000 foot water depth unit, and a to-be-named, dynamically positioned 10,000 foot water depth unit under construction with scheduled delivery in early 2011 and mid-2012, respectively.
     Since fiscal year 1997, we have invested approximately $1.5 billion in upgrading seven mobile offshore drilling units; constructing two ultra-premium jack-up units, the ATWOOD BEACON and ATWOOD AURORA; and funding the ongoing construction of our two new semi-submersible drilling rigs.
     During our forty-two year history, the majority of our drilling units have operated outside of United States waters, and we have conducted drilling operations in most of the major offshore exploration areas of the world. Our current worldwide operations include nine premium offshore mobile drilling units located in five regions of the world — offshore Southeast Asia, offshore Africa, offshore Australia, the Mediterranean Sea and the U.S. Gulf of Mexico. Approximately 97%, 97%, and 93% of our contract revenues were derived from foreign operations in fiscal years 2009, 2008 and 2007, respectively. During the first three quarters of fiscal year 2010, 98% of our contract revenues were derived from foreign operations. The submersible RICHMOND is our only drilling unit currently working in United States waters. We support our operations from our Houston headquarters and offices currently located in Australia, Malaysia, Malta, Egypt, Indonesia, Singapore and the United Kingdom.
RISK FACTORS
     An investment in our securities involves significant risks. You should carefully consider the risk factors described below before deciding whether to invest in our securities. The risks and uncertainties described below are not the only ones we face. You should also carefully read and consider all of the information we have included, or incorporated by reference, in this prospectus, before you decide to invest in our securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business.
RECENT EVENTS IN THE U.S. GULF OF MEXICO MAY ADVERSELY IMPACT OUR OPERATIONS AND FINANCIAL CONDITION.
     On April 20, 2010, an explosion and fire at the Macondo well, a deepwater U.S. Gulf of Mexico offshore drilling location, resulted in 11 deaths, multiple personal injuries and significant property damage and pollution. As a result of this incident, hydrocarbons flowed from the well resulting in significant pollution and contamination. The U.S. Department of Interior issued a memorandum imposing a temporary moratorium on deepwater drilling on the outer continental shelf. Although the subject of ongoing litigation, the moratorium presently extends to November 30, 2010.

     At this time, we cannot predict what, if any, impact this incident may have on the regulation of offshore oil and gas exploration and development activity, the cost or availability of insurance coverage to cover the risks of such operations, the technical requirements or certifications of rigs or what actions may be taken by our customers, governmental agencies, or other industry participants in response to the incident. Currently, we are performing a comprehensive review of all operating policies and procedures, the technical specifications and certifications of key equipment components and the training certification of all relevant personnel; however, we believe all of our rigs satisfy current technical requirements and certifications, if any, required to operate in the jurisdictions where they currently operate, but can give no assurance that in the future they will satisfy new technical requirements or certifications, if any, or that the costs to satisfy such technical requirements or certifications, if any, would not materially affect our financial condition and operating results. Changes in laws or regulations regarding offshore oil and gas exploration and development activities, the cost or availability of insurance, and decisions by customers, governmental agencies, or others industry participants could reduce demand for our services or increase our costs of operations, which could have a negative impact on our financial condition and operating results, but we cannot reasonably or reliably estimate that such changes will occur, when they will occur, or if they will impact us.
WE RELY ON THE OIL AND NATURAL GAS INDUSTRY, AND VOLATILE OIL AND NATURAL GAS PRICES IMPACT DEMAND FOR OUR SERVICES.
     Demand for our services depends on activity in offshore oil and natural gas exploration, development and production. The level of exploration, development and production activity is affected by factors such as:
•	prevailing oil and natural gas prices;

•	expectations about future prices;

•	the cost of exploring for, producing and delivering oil and natural gas and the availability of financing for such costs;

•	the sale and expiration dates of available offshore leases;

•	worldwide demand for petroleum products;

•	current availability of oil and natural gas resources;

•	the rate of discovery and rate of depletion of new oil and natural gas reserves in offshore areas;

•	local and international political and economic conditions;

•	technological advances;

•	ability of oil and natural gas companies to generate or otherwise obtain funds for capital;

•	the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain production levels and pricing;

•	political or other disruptions that limit exploration, development and production in oil-producing countries;

•	the level of production by non-OPEC countries; and

•	laws and governmental regulations that restrict exploration and development of oil and natural gas in various jurisdictions.
     During recent years, the level of offshore exploration, development and production activity and more recently the price for oil and natural gas has been volatile. Such volatility is likely to continue in the future.

A decline in the worldwide demand for oil and natural gas or prolonged low oil or natural gas prices in the future would likely result in reduced exploration and development of offshore areas and a decline in the demand for our services. Even during periods of high prices for oil and natural gas, companies exploring for oil and gas may cancel or curtail programs, or reduce their levels of capital expenditures for exploration and production for a variety of reasons. Any such decrease in activity is likely to reduce our dayrates and our utilization rates and, therefore, could have a material adverse effect on our financial condition, results of operations and cash flows.
RIG CONVERSIONS, UPGRADES OR NEWBUILDS MAY BE SUBJECT TO DELAYS AND COST OVERRUNS.
     From time to time we may undertake to increase our fleet capacity through conversions or upgrades to rigs or through new construction. These projects are subject to risks of delay or cost overruns inherent in any large construction project resulting from numerous factors, including the following:
•	shortages of equipment, materials or skilled labor;

•	unscheduled delays in the delivery of ordered materials and equipment;

•	unanticipated cost increases;

•	weather interferences;

•	difficulties in obtaining necessary permits or in meeting permit conditions;

•	design and engineering problems;

•	shipyard failures; and

•	risks involved in the construction of a dynamically positioned semisubmersible drilling unit without a contract.
     Project delays may affect our ability to meet contractual commitments as well as the commencement of operations of our drilling units following delivery. The ATWOOD OSPREY, scheduled for delivery in early 2011, has a contract with Chevron Australia Pty. Ltd. which could be canceled by our customer if the rig has not commenced operations by January 31, 2012.
OPERATING HAZARDS INCREASE OUR RISK OF LIABILITY; WE MAY NOT BE ABLE TO FULLY INSURE AGAINST THESE RISKS.
     Our operations are subject to various operating hazards and risks, including:
•	catastrophic marine disaster;

•	adverse sea and weather conditions;

•	mechanical failure;

•	navigation errors;

•	collision;

•	oil and hazardous substance spills, containment and clean up;

•	labor shortages and strikes;

•	damage to and loss of drilling rigs and production facilities; and

•	war, sabotage, terrorism, and piracy.

     These risks present a threat to the safety of personnel and to our rigs, cargo, equipment under tow and other property, as well as the environment. Our operations and those of others could be suspended as a result of these hazards whether the fault is ours or that of a third party. In certain circumstances, governmental authorities may suspend drilling operations as a result of these hazards and our customers may cancel or terminate their contracts. Third parties may have significant claims against us for damages due to personal injury, death, property damage, pollution and loss of business if such event were to occur in our operations.
     We maintain insurance coverage against the casualty and liability risks listed above. We also have business interruption coverage for interruptions in excess of 45 days upon the occurrence of certain events. We believe our insurance is adequate, and we have never experienced a loss in excess of policy limits. However, we may not be able to renew or maintain our existing insurance coverage at commercially reasonable rates or at all. Additionally, there is no assurance that our insurance coverage will be adequate to cover future claims that may arise.
THE INTENSE PRICE COMPETITION AND VOLATILITY OF OUR INDUSTRY, WHICH IS MARKED BY PERIODS OF LOW DEMAND, EXCESS RIG AVAILABILITY AND LOW DAYRATES, COULD HAVE AN ADVERSE EFFECT ON OUR REVENUES, PROFITABILITY AND CASH FLOWS.
     The contract drilling business is highly competitive with numerous industry participants. The industry has experienced consolidation in recent years and may experience additional consolidation. Recent mergers among oil and natural gas exploration and production companies have reduced the number of available customers.
     Drilling contracts are, for the most part, awarded on a competitive bid basis. Price competition is often the primary factor in determining which qualified contractor is awarded a job, although rig availability and the quality and technical capability of service and equipment are also factors. We compete with approximately ten other drilling contractors, most of which are substantially larger and have appreciably greater resources than us.
     The industry in which we operate historically has been volatile, marked by periods of low demand, excess rig supply and low dayrates, followed by periods of high demand, low rig availability and increasing dayrates. Periods of excess rig supply intensify the competition in the industry and often result in rigs being idled. Several markets in which we operate are currently oversupplied. Based upon the recent events in the U.S. Gulf of Mexico, additional rigs may be relocated to markets in which we operate, which could result in or exacerbate excess rig supply and lower day rates in those markets. Lower utilization and dayrates in one or more of the regions in which we operate would adversely affect our revenues and profitability. Prolonged periods of low utilization and dayrates could also result in the recognition of impairment charges on certain of our drilling rigs if future cash flow estimates, based upon information available to management at the time, indicate that the carrying value of these rigs may not be recoverable. We may be required to idle rigs or to enter into lower-rate contracts in response to market conditions in the future.
WE RELY HEAVILY ON A SMALL NUMBER OF CUSTOMERS AND THE LOSS OF A SIGNIFICANT CUSTOMER COULD HAVE AN ADVERSE IMPACT ON OUR FINANCIAL RESULTS.
     Our contract drilling business is subject to the usual risks associated with having a limited number of customers for our services. Noble Energy Mediterranean, Ltd., Woodside Energy Ltd. and Sarawak Shell Bhd. provided approximately 26%, 20% and 14%, respectively, of our consolidated revenues in fiscal year 2009. Our results of operations could be materially adversely affected if any of our major customers terminate their contracts with us, fail to renew our existing contracts or refuse to award new contracts to us.

WE MAY SUFFER LOSSES IF OUR CUSTOMERS TERMINATE OR SEEK TO RENEGOTIATE THEIR CONTRACTS.
     Certain of our contracts with customers may be cancelable upon specified notice at the option of the customer. However, in such cases, these contracts would require the customer to pay a specified early termination payment upon cancellation, but such payments may not fully compensate us for the loss of the contract. Contracts customarily provide for either automatic termination or termination at the option of the customer in the event of total loss of the drilling rig or if drilling operations are suspended for extended periods of time by reason of excessive rig downtime for repairs, or other specified conditions, including force majeure. Early termination of a contract may result in a rig being idle for an extended period of time. Our revenues may be adversely affected by customers’ early termination of contracts, especially if we are unable to recontract the affected rig within a short period of time. During depressed market conditions, a customer may no longer need a rig that is currently under contract or may be able to obtain a comparable rig at a lower daily rate. As a result, customers may seek to renegotiate the terms of their existing drilling contracts or avoid their obligations under those contracts. The renegotiation of a number of our drilling contracts could adversely affect our financial position, results of operations and cash flows.
WE COULD INCUR DIFFICULTY IN FUNDING OUR CURRENT OR FUTURE RIG CONSTRUCTION, RIG ACQUISITION OR RIG UPGRADE PROGRAMS OR FUTURE DRILLING OPERATIONS IF WE ARE UNABLE TO OBTAIN A SUFFICIENT AMOUNT OF FINANCING OR IF ONE OR MORE MEMBERS OF OUR BANK GROUP SHOULD FAIL.
     Historically, we have utilized bank group financing to fund our rig construction, rig acquisition and rig upgrade programs and, if needed, a portion of drilling operations. The inability to obtain a sufficient amount of financing or the inability of one or more of the bank group members to provide committed funding could adversely affect our ability to complete any rig construction, rig acquisition, rig upgrade programs or drilling operations. To date, we have been able to obtain adequate bank group financing to fund all of our commitments.

WE ARE SUBJECT TO OPERATING RISKS SUCH AS BLOWOUTS AND WELL FIRES THAT COULD RESULT IN PERSONAL INJURY OR DEATH, PROPERTY DAMAGE OR LOSS AND ENVIRONMENTAL DAMAGE.
     Our drilling operations are subject to many hazards that could increase the likelihood of accidents. Accidents can result in:
•	costly delays or cancellations of drilling operations;

•	serious damage to, or destruction of, equipment;

•	personal injury or death;

•	significant impairment of producing wells or underground geological formations; or

•	major environmental damage.
     Our offshore drilling operations are also subject to marine hazards, either at offshore sites or while drilling equipment is under tow, such as vessel capsizings, collisions or groundings. In addition, raising and lowering jack-up drilling rigs and offshore drilling platforms whose three legs independently penetrate the ocean floor, flooding semisubmersible ballast tanks to help place the floating drilling unit over the well site and drilling into high-pressure formations are complex, hazardous activities, and we can encounter problems.
     We have had accidents in the past due to some of the hazards described above. Because of the ongoing hazards associated with our operations:
•	we may experience a higher number of accidents in the future than expected;

•	our insurance coverage may prove inadequate to cover losses that are greater than anticipated;

•	our insurance deductibles may increase; or

•	our insurance premiums may increase to the point where maintaining our current level of coverage is prohibitively expensive or we may be unable to obtain insurance at all.
     Any future accidents could yield future operating losses and have a significant adverse impact on our business.
OUR RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED IF WE ARE UNABLE TO SECURE CONTRACTS FOR OUR DRILLING RIGS ON ECONOMICALLY FAVORABLE TERMS.
     The drilling markets in which we compete frequently experience significant fluctuations in the demand for drilling services, as measured by the level of exploration and development expenditures, and the supply of capable drilling equipment. In response to fluctuating market conditions, we can, as we have done in the past, relocate drilling rigs from one geographic area to another, but only when such moves are economically justified. If demand for our rigs declines, rig utilization and dayrates are generally adversely affected, which in turn, would adversely affect our revenues.
FAILURE TO OBTAIN AND RETAIN KEY PERSONNEL COULD IMPEDE OUR OPERATIONS.
     We depend to a significant extent upon the efforts and abilities of our executive officers and other key management personnel. There is no assurance that these individuals will continue in such capacity for any particular period of time. The loss of the services of one or more of our executive officers or key management personnel could adversely affect our operations.

GOVERNMENT REGULATION AND ENVIRONMENTAL RISKS REDUCE OUR BUSINESS OPPORTUNITIES AND INCREASE OUR COSTS.
     We must comply with extensive government regulation in the form of international conventions, federal, state and local laws and regulations in jurisdictions where our vessels operate and are registered. These conventions, laws and regulations govern oil spills and matters of environmental protection, worker health and safety, and the manning, construction and operation of vessels, and vessel and port security. We believe that we are in material compliance with all applicable environmental, health and safety and vessel and port security laws and regulations. We are not a party to any pending governmental litigation or similar proceeding, and we are not aware of any threatened governmental litigation or proceeding which, if adversely determined, would have a material adverse effect on our financial condition or results of operations. However, the risks of incurring substantial compliance costs, liabilities and penalties for non-compliance are inherent in our industry. Compliance with environmental, health and safety and vessel and port security laws increases our costs of doing business. Additionally, environmental, health and safety and vessel and port security laws change frequently, and based upon the recent events in the U.S. Gulf of Mexico, we expect that compliance costs will rise as a result of increased governmental and industry regulations and scrutiny. Therefore, we are unable to predict the future costs or other future impact of environmental, health and safety, and vessel and port security laws on our operations. There is no assurance that we can avoid significant costs, liabilities and penalties imposed as a result of governmental regulation in the future.
OUR RELIANCE ON FOREIGN OPERATIONS EXPOSES US TO ADDITIONAL RISKS NOT GENERALLY ASSOCIATED WITH DOMESTIC OPERATIONS, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR OPERATIONS OR FINANCIAL RESULTS.
     During the past five years, we derived substantially all of our revenues from foreign sources. We, therefore, face risks inherent in conducting business internationally, such as:
•	legal and governmental regulatory requirements;

•	difficulties and costs of staffing and managing international operations;

•	language and cultural differences;

•	potential vessel seizure or nationalization of assets;

•	import-export quotas or other trade barriers;

•	renegotiation or nullification of existing contracts;

•	difficulties in collecting accounts receivable and longer collection periods;

•	foreign and domestic monetary policies;

•	political and economic instability;

•	terrorist acts, piracy, war and civil disturbances;

•	assault on property or personnel;

•	travel limitations or operational problems caused by public health threats;

•	imposition of currency exchange controls;

•	potentially adverse tax consequences, including those due to changes in laws or interpretation of existing laws; or

•	currency exchange rate fluctuations.

     In the past, these conditions or events have not materially affected our operations. However, we cannot predict whether any such conditions or events might develop in the future. Also, we organized our subsidiary structure and our operations, in part, based on certain assumptions about various foreign and domestic tax laws, currency exchange requirements, and capital repatriation laws. While we believe our assumptions are correct, there can be no assurance that taxing or other authorities will reach the same conclusion. If our assumptions are incorrect, or if the relevant countries change or modify such laws or the current interpretation of such laws, we may suffer adverse tax and financial consequences, including the reduction of cash flow available to meet required debt service and other obligations. Any of these factors could materially adversely affect our international operations and, consequently, our business, operating results and financial condition.
WE MAY SUFFER LOSSES AS A RESULT OF FOREIGN EXCHANGE RESTRICTIONS AND FOREIGN CURRENCY FLUCTUATIONS.
     A significant portion of the contract revenues of our foreign operations are paid in U.S. Dollars; however, some payments are made in foreign currencies. As a result, we are exposed to currency fluctuations and exchange rate risks as a result of our foreign operations. To minimize the financial impact of these risks when we are paid in foreign currency, we attempt to match the currency of operating costs with the currency of contract revenue. However, any increase in the value of the U.S. Dollar in relation to the value of applicable foreign currencies could adversely affect our operating revenues when translated into U.S. Dollars. To date, currency fluctuations have not had a material impact on our financial condition or results of operations.
WE ARE SUBJECT TO WAR, SABOTAGE, TERRORISM AND PIRACY, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.
     The terrorist attacks of September 11, 2001, have had a continuing impact, including those related to the current United States military campaigns in Afghanistan and Iraq, on the energy industry. It is unclear what impact the current United States military campaigns or possible future campaigns will have on the energy industry in general, or us in particular, in the future. Uncertainty surrounding retaliatory military strikes or a sustained military campaign may affect our operations in unpredictable ways, including changes in the insurance markets, disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including pipelines, production facilities, refineries, electric generation, transmission and distribution facilities, could be direct targets of, or indirect casualties of, an act of terror. War or risk of war may also have an adverse effect on the economy.
     The terrorist attacks resulted in a hardening of the insurance market. We maintain insurance coverage against casualty risks and have renewed our primary insurance program through June 30, 2011. We will evaluate the need to maintain this coverage as it applies to our drilling fleet in the future. We believe our insurance is adequate, and we have never experienced a loss in excess of policy limits. Current policy limits in place for the period July 1, 2010 through June 30, 2011 range from a low of $35 million for the RICHMOND to a high of $275 million for the ATWOOD HUNTER and the ATWOOD EAGLE. When delivered in 2011, the ATWOOD OSPREY will have a policy limit of approximately $550 million. There is no assurance that our insurance coverage will be available or affordable and, if available, whether it will be adequate to cover future claims that may arise.
     Instability in the financial markets as a result of war, sabotage, terrorism or piracy could also affect our ability to raise capital and could also adversely affect the oil, gas and power industries and restrict their future growth.

THE SUBSTANTIAL EQUITY INTEREST OWNED BY CERTAIN SHAREHOLDERS MAY LIMIT THE ABILITY OF OTHER SHAREHOLDERS TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER MATTERS REQUIRING SHAREHOLDER APPROVAL.
     As of August 6, 2010, Helmerich & Payne International Drilling Co. owns of record and beneficially 8,000,000 shares, or approximately 12% of the issued and outstanding shares of our common stock. One of our directors, Hans Helmerich, is an executive officer of Helmerich & Payne, Inc. (“H&P”) the parent company of Helmerich & Payne International Drilling Co. The beneficial ownership of our common stock and membership of an officer of H&P on our board may enable H&P to exercise some influence over the election of directors and other corporate matters requiring shareholder or board of directors’ approval.
FUTURE SALES OF OUR COMMON STOCK BY HELMERICH & PAYNE INTERNATIONAL DRILLING CO. OR ANY OTHER LARGE SHAREHOLDER COULD ADVERSELY AFFECT OUR MARKET PRICE.
     Helmerich & Payne International Drilling Co. has advised us that, consistent with its pursuit of a strategy of focusing on its core drilling business, it intends to evaluate its entire investment portfolio, which includes shares of our common stock, and its cash requirements on a continuous basis and that it may seek to dispose of all or a portion of the shares of our common stock owned by it when and as necessary, from time to time, to fund its corporate needs. Until the sale of all of the shares of common stock owned by Helmerich & Payne International Drilling Co. or any other large shareholder are sold, we will or may have a large number of shares of common stock outstanding and available for resale beginning at various points in the future. Sales of a substantial number of shares of our common stock in the public market, or the possibility that these sales may occur, could also make it more difficult for us to sell new issue common stock or other equity securities in the future at a time and at a price that we deem appropriate.
ANTI-TAKEOVER PROVISIONS IN OUR AMENDED AND RESTATED CERTIFICATE OF FORMATION, SECOND AMENDED AND RESTATED BYLAWS AND RIGHTS PLAN COULD MAKE IT DIFFICULT FOR HOLDERS OF OUR COMMON STOCK TO RECEIVE A PREMIUM FOR THEIR SHARES UPON A CHANGE OF CONTROL.
     Holders of the common stock of acquisition targets often receive a premium for their shares upon a change of control. Texas law and the following provisions, among others, of our certificate of formation, second amended and restated bylaws and rights plan, all as amended from time to time, could have the effect of delaying or preventing a change of control and could prevent holders of our common stock from receiving such a premium:
•	We are subject to a provision of Texas corporate law that prohibits us from engaging in a business combination with any shareholder for three years from the date that person became an affiliated shareholder by beneficially owning 20% or more of our outstanding common stock, unless specified conditions are met.

•	Special meetings of shareholders may not be called by anyone other than our chairman of the board of directors, president, or the holders of at least one-tenth of all shares issued, outstanding, and entitled to vote.

•	Our board of directors has the authority to issue up to 1,000,000 shares of “blank-check” preferred stock and to determine the voting rights and other privileges of these shares without any vote or action by our shareholders.

•	We have issued “poison pill” rights to purchase Series A Junior Participating Preferred Stock under our rights plan, whereby the ownership of our shares by a potential acquirer can be significantly diluted by the sale at a significant discount of additional shares of our common stock to all other shareholders, which could discourage unsolicited acquisition proposals.

CLIMATE CHANGE, CLIMATE CHANGE REGULATIONS AND GREENHOUSE EFFECTS MAY ADVERSELY IMPACT OUR OPERATIONS AND MARKETS.
     There is a concern that emissions of greenhouse gases (“GHG”) alter the composition of the global atmosphere in ways that affect the global climate. Climate change, including the impact of global warming, may create physical and financial risk. Physical risks from climate change include an increase in sea level and changes in weather conditions. Given the maritime nature of our business, we do not believe that physical climate change is likely to have a material adverse effect on us.
     Financial risks relating to climate change are likely to arise from increasing legislation and regulation, as compliance with any new rules could be difficult and costly. United States federal legislation has been proposed in Congress to reduce GHG emissions. While little progress has been made on these proposals, federal legislation limiting GHG emissions may be imposed in the United States. Foreign jurisdictions are addressing climate changes by legislation or regulation. If such legislation is enacted, increased energy, environmental and other costs and capital expenditures could be necessary to comply with the limitations. Unless and until legislation is enacted and its terms are known, we cannot reasonably or reliably estimate its impact on our financial condition, operating performance or ability to compete.
     Adverse impacts upon the oil and gas industry relating to climate change may also affect us as demand for our services depends on the level of activity in offshore oil and natural gas exploration, development and production. Although we do not expect that demand for oil and gas will lessen dramatically over the short term, in the long term global warming may reduce the demand for oil and gas or increased regulation of GHG may create greater incentives for use of alternative energy sources. Any long term material adverse effect on the oil and gas industry may have a material adverse effect on our financial condition and operating results, but we cannot reasonably or reliably estimate that it will occur, when it will occur or that it will impact us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     Statements included in this report and the documents incorporated herein by reference which are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we and our representatives may from to time to time make other oral or written statements which are also forward-looking statements.
     These forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.
     Important factors that could cause our actual results of operations, financial conditions or cash flows to differ include, but are not necessarily limited to:
•	our dependence on the oil and gas industry;

•	the operational risks involved in drilling for oil and gas;

•	the occurrence of a major operation incident which could significantly damage a rig or result in the total loss of a rig;

•	the future implications on the offshore drilling industry resulting from the Macondo well incident in the U.S. Gulf of Mexico and the U.S. Department of Interior temporary moratorium on deepwater drilling;

•	risks associated with the current global economic crisis and its impact on capital markets, liquidity, and financing of future drilling activity;

•	changes in rig utilization and dayrates in response to the level of activity in the oil and gas industry, which is significantly affected by indications and expectations regarding the level and volatility of oil and gas prices, which in turn are affected by political, economic and weather conditions affecting or potentially affecting regional or worldwide demand for oil and gas, actions or anticipated actions by OPEC, inventory levels, deliverability constraints, and future market activity;

•	the extent to which customers and potential customers continue to pursue deepwater drilling;

•	exploration success or lack of exploration success by our customers and potential customers;

•	the highly competitive and volatile nature of our business, with periods of low demand and excess rig availability;

•	the impact of government suspension or limitation of drilling operations and increased governmental or industry regulation as a result of recent events in the U.S. Gulf of Mexico;

•	the impact of possible disruption in operations due to terrorism, acts of piracy, embargoes, war or other military operations;

•	our ability to enter into and the terms of future drilling contracts;

•	the availability of qualified personnel;

•	our failure to retain the business of one or more significant customers;

•	the termination or renegotiation of contracts by customers;

•	the availability of adequate insurance at a reasonable cost;

•	the occurrence of an uninsured loss;

•	the risks of international operations, including possible economic, political, social or monetary instability, and compliance with foreign laws;

•	the effect public health concerns could have on our international operations and financial results;

•	compliance with environmental laws or any breach which could result in a potential damage claim;

•	the incurrence of secured debt or additional unsecured indebtedness or other obligations by us or our subsidiaries;

•	the adequacy of sources of liquidity for our operations and those of our customers;

•	currently unknown rig repair needs and/or additional opportunities to accelerate planned maintenance expenditures due to presently unanticipated rig downtime;

•	higher than anticipated accruals for performance-based compensation due to better than anticipated performance by us, higher than anticipated severance expenses due to unanticipated employee terminations, higher than anticipated legal and accounting fees due to unanticipated financing or other corporate transactions, and other factors that could increase general and administrative expenses;

•	the actions of our competitors in the offshore drilling industry, which could significantly influence rig dayrates and utilization;

•	changes in the geographic areas in which our customers plan to operate or the tax rate in such jurisdiction, which in turn could change our expected effective tax rate;

•	changes in oil and gas drilling technology or in our competitors’ drilling rig fleets that could make our drilling rigs less competitive or require major capital investments to keep them competitive;

•	rig availability;

•	the effects and uncertainties of legal and administrative proceedings and other contingencies;

•	the impact of governmental laws and regulations and the uncertainties involved in their administration and the associated access to offshore acreage for drilling activities;

•	changes in accepted interpretations of accounting guidelines and other accounting pronouncements and tax laws;

•	risks involved in the construction of a dynamically positioned semisubmersible drilling unit without a contract;

•	although our current long-term contract commitments do not provide for early termination due to market deterioration, the risk that customers could seek to amend some of these contracts due to market decline which could alter the timing and amount of our current contracted cash flows;

•	the risks involved in the construction, upgrade, and repair of our drilling units including project delays affecting our ability to meet contractual commitments, as well as commencement of operations of our drilling units following delivery; and

•	such other factors as may be discussed in this report and our other reports filed with the Securities and Exchange Commission, or SEC.
     These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. The words “believe,” “impact,” “intend,” “estimate,” “anticipate,” “plan” and similar expressions identify forward-looking statements. When considering any forward-looking statement, you should also keep in mind the risk factors described under the section entitled “Risk Factors” beginning on page 6 of this prospectus and any other risk factors described in an applicable prospectus supplement. Undue reliance should not be placed on these forward-looking statements, which are applicable only on the date hereof. Neither we nor our representatives have a general obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS
     Unless we state otherwise in a prospectus supplement, we will use the net proceeds from the sale of securities sold by us for general corporate purposes, which may include the repayment of debt, acquisitions, capital expenditures and working capital. We may temporarily invest funds we receive from the sale of securities by us that we do not immediately need for these purposes.
RATIO OF EARNINGS TO FIXED CHARGES
     Our ratio of earnings to fixed charges for the periods indicated below was as follows:

Years Ended September 30,					9 Months Ended
2005	2006	2007	2008	2009	June 30, 2010
4.5	14.3	37.3	61.3	27.0	47.7
     Our ratios of earnings to fixed charges are calculated by dividing earnings by fixed charges for the period indicated, where:
•	“earnings,” is defined as consolidated income or loss from continuing operations plus income taxes, minority interest and fixed charges, except capitalized interest; and

•	“fixed charges,” is defined as consolidated interest on indebtedness, including capitalized interest, amortization of debt discount and issuance cost, and the estimated portion of rental expense deemed to be equivalent to interest.
     Because we have no preferred stock issued and outstanding, dividends relating to preferred stock are not included in the calculation of fixed charges.
DESCRIPTION OF COMMON STOCK
GENERAL
     Our amended and restated certificate of formation, as amended from time to time, authorize us to issue up to 90,000,000 shares of common stock, par value $1.00 per share, and up to 1,000,000 shares of preferred stock, without par value. As of August 9, 2010, an aggregate of 64,443,000 shares of common stock and no shares of preferred stock were outstanding. Our common stock is listed on the New York Stock Exchange under the symbol “ATW.” We have summarized certain provisions of our amended and restated certificate of formation and second amended and restated bylaws below, but you should read our amended and restated certificate of formation and second amended and restated bylaws for a more complete description of the rights of holders of our common stock.
VOTING RIGHTS
     Holders of common stock are entitled to one vote for each share on all matters submitted to a vote of our shareholders. Upon prior written notice, a holder of common stock may cumulate his vote in the election of directors.

ELECTION OF DIRECTORS
     The candidates for directors receiving the highest number of votes, up to the number of directors to be elected, are elected. At each annual meeting, our shareholders elect directors for one year terms.
REMOVAL OF DIRECTORS; FILLING VACANCIES ON BOARD OF DIRECTORS; SIZE OF THE BOARD
     Our directors may be removed, with or without cause at any meeting of shareholders at which a quorum is present, by vote of the holders of two-thirds of the shares then entitled to vote at such meeting and that are present in person or by proxy. Vacancies in a directorship may be filled by the vote of a majority of the remaining directors then in office, even though less than a quorum. Any directors elected to fill a vacancy on the board serves for the remainder of the unexpired term of his predecessor and until his successor is elected and qualified. In the case of an increase in the number of directors, the additional director or directors will be elected at an annual meeting or at a special meeting of the shareholders. Currently, the size of the board of directors is seven.
SPECIAL MEETINGS OF THE SHAREHOLDERS
     Our second amended and restated bylaws provide that a special meeting of shareholders may be called by the chairman of the board or directors, our president, or the holders of at least one-tenth of all shares entitled to vote at the meeting.
DIVIDENDS
     Subject to any preferences that may be applicable to any then-outstanding shares of preferred stock, holders of common stock are entitled to receive dividends at such times and amounts as may be declared by our board of directors. We do not intend to pay any cash dividends on our common stock in the foreseeable future. Certain of our financing arrangements restrict the payment of cash dividends.
LIQUIDATION OR DISSOLUTION
     In the event we liquidate, dissolve, or wind up our affairs, prior to any distributions to the holders of our common stock, our creditors and the holders of our preferred stock, if any, will receive any payments to which they are entitled. Subsequent to those payments, the holders of our common stock will share ratably, according to the number of shares held, in our remaining assets, if any.
OTHER PROVISIONS
     Each share of our common stock is associated with one right pursuant to a rights agreement adopted by our board of directors. See “—Description of Rights Agreement” below. Except for those rights, our common stock has no subscription, conversion or preemptive rights.
DESCRIPTION OF RIGHTS AGREEMENT
GENERAL
     Our rights agreement is an anti-takeover device, or “poison-pill”, which is designed to fend off a change in control that our board of directors does not believe to be in our best interests. Our board of directors declared a dividend of one right per share of common stock outstanding on November 5, 2002. Each share of common stock issued in the future while the rights agreement remains in effect will also be associated with a right. Currently, the rights are not exercisable and trade only with our common stock. The rights expire November 5, 2012 unless extended by our board. Prior to the distribution date (discussed below), we may redeem the rights for $0.0025 per right and the board of directors may supplement or amend the terms of the rights agreement. After the distribution date, we will no longer be able to redeem the rights and will be limited in our ability to supplement or amend the terms of the rights agreement without approval of the holders of the rights.

DISTRIBUTION DATE
     The distribution date will occur 10 days following (i) a public announcement that any person or group has acquired 15% or more of our outstanding common stock or (ii) commencement of a tender or exchange offer which would result in any person or group having ownership of 15% or more of our outstanding common stock; provided that a shareholder who held 15% or more of our outstanding common stock on November 5, 2002, will not trigger this provision until it acquires an additional 5% of our outstanding common stock.
     Upon the distribution date, rights certificates will be printed and mailed to all holders of our common stock. The rights will then be transferable and trade separately from our common stock. Each right entitles the holder to purchase one four-thousandth of a share of our Series A Junior Participating Preferred Stock for $150.
PREFERRED SHARE TERMS
     Each one four-thousandth of a share of our Series A Junior Participating Preferred Stock is designed to have the attributes and equivalent value of one share of our common stock. Each share of our Series A Junior Participating Preferred Stock is entitled to a preferential quarterly dividend payment of $0.01 less the amount of all cash dividends declared on the Series A Preferred Stock since the previous quarterly dividend payment date, which shall be equal to 4,000 times the dividend declared per share of our common stock, but not less than $0.01. Upon liquidation, each share of our Series A Junior Participating Preferred Stock is entitled to a preferential liquidation payment of the greater of $1 or a payment of 4,000 times the payment made per share of our common stock. Each share of our Series A Junior Participating Preferred Stock has 4,000 votes, voting together with our shares of common stock. Upon a merger or consolidation, each share of our Series A Junior Participating Preferred Stock is entitled to receive 4,000 times the amount received per share of our common stock.
FLIP-IN & FLIP-OVER EVENTS
     A flip-in event occurs if any person or group acquires 15% or more of our outstanding common stock; provided that a shareholder who held 15% or more of our outstanding common stock on November 5, 2002 will not trigger this provision until it acquires an additional 5% of our outstanding common stock. Upon a flip-in event, each right would entitle the holder to acquire shares of our common stock having a market value of two times the exercise price of the right (i.e. a 50% discount). For example, at an exercise price of $150, each right would entitle the holder to purchase $300 worth of our common stock for $150.
     Alternatively, we may exchange each right for one share of our common stock or one four-thousandth of a share of our Series A Junior Participating Preferred Stock.
     A flip-over event occurs if we are acquired in a merger or business combination or if 50% or more of our assets or earning power are sold. Upon a flip-over event, each right would entitle the holder to acquire shares of the acquiring company having a market value of two times the exercise price of the right (i.e. a 50% discount). For example, at an exercise price of $150, each right would entitle the holder to purchase $300 worth of the common stock of the acquiring company for $150.
OTHER PROVISIONS
     If there are insufficient authorized, unissued (or issued but not outstanding) shares to permit the exercise of the rights, we may seek shareholder approval to authorize additional shares or substitute cash, other equity securities, or assets (i) for the shares issuable upon exercise of the rights or (ii) for the difference between the value of the shares issuable upon exercise of the rights and the exercise price (i.e. the spread) without requiring payment of the exercise price. The number of rights outstanding, exercise price and number of shares issuable upon exercise of the rights are subject to adjustment to prevent dilution upon certain events (e.g. stock dividends or stock splits).
TRANSFER AGENT AND REGISTRAR
     The Transfer Agent and Registrar for our common stock is Continental Stock Transfer & Trust Company.

LIMITATION OF DIRECTORS LIABILITY
     Our amended and restated certificate of formation contains provisions eliminating the personal liability of our directors to us and our shareholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent currently permitted by Texas law. Under Texas law and our amended and restated certificate of formation, our directors will not be liable for a breach of his or her duty except for liability for:
•	a breach of his or duty of loyalty to us or our shareholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•	any transaction from which he or she receives an improper personal benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or

•	other acts or omissions for which the liability of a director is expressly provided for by statute, such as the payment of unlawful dividends.
     These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. In addition, these provisions limit liability only for breaches of fiduciary duties under Texas corporate law and not for violations of other laws such as the federal securities laws.
     As a result of these provisions in our amended and restate certificate of formation, our shareholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties. However, our shareholders may obtain injunctive or other equitable relief for these actions. These provisions also reduce the likelihood of derivative litigation against directors that might benefit us.
DESCRIPTION OF PREFERRED STOCK
     Our amended and restated certificate of formation authorizes us to issue, without shareholder approval, up to 1,000,000 shares of preferred stock, without par value. As of the date of this prospectus, we have not issued any preferred stock. However, our board of directors has designated 500,000 shares as a class of preferred stock, Series A Junior Participating Preferred Stock, in connection with our rights agreement. See “Description of Common Stock — Description of Rights Agreement” above. We have summarized certain provisions of our amended and restated certificate of formation and second amended and restated bylaws below, but you should read our amended and restated certificate of formation and second amended and restated bylaws for a more complete description of the rights of holders of our preferred stock.
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
     Each one one-thousandth of a share of our Series A Junior Participating Preferred Stock is designed to have the attributes and equivalent value of one share of our common stock. Each share of our Series A Junior Participating Preferred Stock is entitled to a preferential quarterly dividend payment of $0.01 less the amount of all cash dividends declared on the Series A Preferred Stock since the previous quarterly dividend payment date, which shall be equal to 4,000 times the dividend declared per share of our common stock, but not less than $0.01. Upon liquidation, each share of our Series A Junior Participating Preferred Stock is entitled to a preferential liquidation payment of the greater of $1 or a payment of 4,000 times the payment made per share of our common stock. Each share of our Series A Junior Participating Preferred Stock has 4,000 votes, voting together with our shares of common stock. Upon a merger or consolidation, each share of our Series A Junior Participating Preferred Stock is entitled to receive 4,000 times the amount received per share of our common stock. For more information, see “Description of Common Stock — Description of Rights Agreement.”

PREFERRED STOCK GENERALLY
     Additionally, our board of directors may from time to time authorize us to issue one or more other series of preferred stock and may fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights and privileges, redemption and sinking fund provisions and liquidation preferences of each of these series.
     Thus, our board of directors could authorize us to issue preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of our common stock, the Series A Junior Participating Preferred Stock or other series of preferred stock. Also, the issuance of Series A Junior Participating Preferred Stock or other preferred stock could have the effect of delaying, deferring or preventing a change in control of our company.
     Our amended and restated certificate of formation provides that dividends on preferred stock are cumulative and that no dividends will be paid on our common stock unless full dividends on the preferred stock have been declared and paid. Upon liquidation, our preferred stock will have a preference over the common stock and any payments to the holders of the preferred stock will be made prior to those made to the holders of the common stock. Our preferred stock is redeemable at our option.
     The particular terms of any series of preferred stock other than Series A Junior Participating Preferred Stock that we may offer with this prospectus will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:
•	the designation of the series, which may be by distinguishing number, letter and title;

•	the number of shares of the series;

•	the price at which the preferred stock will be issued;

•	the dividend rate, if any;

•	the dates at which dividends, if any, shall be payable;

•	the redemption rights and price or prices, if any;

•	the terms and amount of any sinking fund; the liquidation preference per share;

•	whether the shares of the series shall be convertible, and if so, the specification of the securities into which such preferred stock is convertible;

•	the conversion price or prices or rate or rates, and any adjustments thereof, the dates as of which such shares shall be convertible, and all other terms and conditions upon which such conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any.
DESCRIPTION OF DEBT SECURITIES
GENERAL
     We may issue debt securities from time to time in one or more series. The following description, together with any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus and any related indenture or supplemental indenture. We will set forth the terms of such debt securities in the applicable prospectus supplement. We will file with the SEC the indenture governing any such debt securities, and the applicable prospectus supplement will provide more information on its terms.

     We have summarized below some of the provisions that will apply to the debt securities unless the applicable prospectus supplement provides otherwise. The summary may not contain all information that is important to you. The indenture and any supplemental indenture will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the indenture and any supplemental indenture. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.
     We will describe the specific terms of the series of debt securities being offered in the related prospectus supplement. These terms will include some or all of the following:
•	the designation or title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the percentage of the principal amount at which debt securities will be issued;

•	any terms relating to the subordination of the debt securities;

•	whether any of the debt securities are to be issuable as a global security and whether global securities are to be issued in temporary global form or permanent global form;

•	the person to whom any interest on the debt security will be payable if other than the person in whose name the debt security is registered on the record date;

•	the date or dates on which the debt securities will mature;

•	the rate or rates of interest, if any, that the debt securities will bear, or the method of calculation of the interest rate or rates;

•	the date or dates from which any interest on the debt securities will accrue, the dates on which any interest will be payable and the record date for any interest payable on any interest payment date;

•	the place or places where payments on the debt securities will be payable;

•	whether we will have the right or obligation to redeem or repurchase any of the debt securities, and the terms applicable to any optional or mandatory redemption or repurchase;

•	the denominations in which the debt securities will be issuable;

•	any index or formula used to determine the amount of payments on the debt securities;

•	the portion of the principal amount of the debt securities that will be payable if there is an acceleration of the maturity of the debt securities, if that amount is other than the principal amount;

•	the terms of any guarantee of the payment of amounts due on the debt securities;

•	any restrictive covenants for the benefit of the holders of the debt securities;

•	the events of default with respect to the debt securities; and

•	any other terms of the debt securities.

PRIORITY OF THE DEBT SECURITIES
     Unless otherwise described in a supplemental prospectus, the debt securities will be our general unsecured obligations and will rank pari passu (i.e., equally and ratably) with all of our other senior unsecured and unsubordinated indebtedness. The debt securities will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing that indebtedness. In the event of insolvency, our creditors who are holders of secured indebtedness, as well as some of our general creditors, may recover more, ratably, than the holders of the debt securities.
     With respect to any offering of debt securities, we will describe in the accompanying prospectus supplement or the information incorporated by reference the approximate amount of our outstanding indebtedness as of the end of our most recent fiscal quarter.
GUARANTEES
     We do not anticipate that our subsidiaries would initially guarantee our obligations under the debt securities, but under certain circumstances, they could be required to become guarantors. If a guarantee is required, it would likely require a full and unconditional guarantee of our obligations under the debt securities on a joint and several basis subject to the limitation described in the next paragraph. If we defaulted in payment of the principal of, or premium, if any, or interest on, the debt securities, the guarantors, jointly and severally, would likely be unconditionally obligated to duly and punctually make such payments. The prospectus supplement for a particular issue of debt securities will describe any subsidiary guarantors and any material terms of the guarantees for such securities.
     Each guarantor’s obligations will be limited to the lesser of the following amounts:
•	the aggregate amount of our obligations under the debt securities and the indenture; and

•	the amount, if any, which would not have rendered such guarantor “insolvent” under Federal or appropriate state law as will be designated in the indenture, or have left it with unreasonably small capital, at the time it entered into the guarantee.
     Each guarantor that makes a payment or distribution under its guarantee shall be entitled to contribution from each other guarantor in a pro rata amount based on the net assets of each guarantor.
FORM AND DENOMINATIONS
     The debt securities will be issued in fully registered form and in denominations of $1,000 and integral multiples thereof, unless otherwise specified in a prospectus supplement.
TRANSFER AND EXCHANGE
     You may transfer or exchange notes in accordance with the indenture. The registrar and trustee may require you, among other things, to furnish appropriate endorsements and transfer documents and we may require you to pay any taxes and fees required by law or permitted by the indenture. We may not be required to transfer or exchange any note selected for redemption. Also, we may not be required to transfer or exchange any note for a period of 15 days before a selection of notes is to be redeemed. As a registered holder of the note, you will be treated as the owner of it for all purposes.
REDEMPTION
     Unless otherwise provided in the applicable prospectus supplement, we may redeem the debt securities at our option on the terms set forth in the indenture. Upon the occurrence of either a change of control (as defined in the indenture) or certain asset sales, we may be required to offer to purchase outstanding debt securities, in whole or in part, if we have sale proceeds exceeding some reasonable amount which will be provided for in the indenture and consistent with the industry and the sale proceeds are not timely applied toward repayment of debt or investment in other assets useful to our business.

PAYMENT AND PAYING AGENTS
     Unless otherwise provided in a prospectus supplement, we will pay interest to you semi-annually in arrears on each January 15 and July 15 if you are a direct holder listed in the trustee’s records at the close of business on the immediately preceding January 1 and July 1. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the record date. The most common manner is to adjust the sale price of the debt securities to allocate interest fairly between buyer and seller. This allocated interest amount is called “accrued interest.”
We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. We may also choose to pay interest by mailing checks to the holders of the debt securities.
INTEREST RATES AND DISCOUNTS
     The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will bear interest on the basis of a 360-day year consisting of twelve 30-day months. We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Federal income tax consequences and special considerations that apply to any series will be described in the applicable prospectus supplement.
GLOBAL SECURITIES
     We may issue the debt securities in whole or in part in the form of one or more global securities. A global security is a security, typically held by a depositary such as The Depository Trust Company, which represents the beneficial interests of a number of purchasers of such security. We may issue the global securities in either temporary or permanent form. We will deposit global securities with the depositary identified in the prospectus supplement. A global security may be transferred as a whole only as follows:
•	by the depositary to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.
     We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in a prospectus supplement. We expect that the following provisions will generally apply to depositary arrangements. After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by such global security to the accounts of persons that have accounts with such depositary or participants. The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. If we offer and sell the debt securities directly or through agents, either we or our agents will designate the accounts. Ownership of beneficial interests in a global security will be limited to participants or persons that hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by, the depositary and its participants.
     We and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee as the registered owner of such global security.

     Unless otherwise indicated in the applicable prospectus supplement, owners of beneficial interests in a global security will be entitled to have the debt securities represented by such global security registered in their names and will be entitled to receive physical delivery of such debt securities in definitive form upon the terms set forth in the indenture. The laws of some states require that certain purchasers of securities take physical delivery of the securities. Such laws may impair the ability to transfer beneficial interests in a global security.
     We expect that the depositary or its nominee, upon receipt of any payments, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary’s or its nominee’s records. We also expect that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in “street names” and will be the responsibility of such participants.
     If the depositary is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within ninety days, we will issue individual debt securities in exchange for such global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities and, in such event, will issue debt securities of such series in exchange for such global security.
     Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. No such person will be liable for any delay by the depositary or any of its participants in identifying the owners of beneficial interests in a global security, and we, the trustee and any paying agent may conclusively rely on instructions from the depositary or its nominee for all purposes.
COVENANTS
     With respect to each series of debt securities, we will be required to:
•	pay the principal of, and interest and any premium on, the debt securities when due;

•	maintain a place of payment;

•	deliver certain periodic reports to the holders of the debt securities at the times set forth in the indenture;

•	provide to the trustee within 90 days after the end of each fiscal year a certificate regarding our compliance with the obligations and covenants in the indenture; and

•	pay any material taxes.

•	The indenture for the debt securities may contain covenants limiting our ability, or the ability of our subsidiaries, to:

•	incur additional debt (including guarantees);

•	make certain payments;

•	engage in other business activities;

•	issue other securities;

•	dispose of assets;

•	enter into certain transactions with our subsidiaries and other affiliates;

•	incur liens; and

•	enter into certain mergers and consolidations involving us and our subsidiaries.
     Any additional covenants will be described in the applicable prospectus supplement.
     Unless we state otherwise in the applicable prospectus supplement, we will agree not to consolidate with or merge into any individual, corporation, partnership or other entity (each, a person) or sell, lease, convey, transfer or otherwise dispose of all or substantially all of our assets to any person, or permit any person to consolidate or merge into us or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to us unless:
•	we are the surviving corporation or the entity or person formed by or surviving the consolidation or merger (if not us), or to which the sale, lease, conveyance, transfer or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia,

•	the entity or person formed by or surviving any such consolidation or merger (if not us) or the entity or person to which such sale, lease conveyance, transfer or other disposition shall have been made, assumes all of our obligations under the debt securities and any indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

•	immediately before and after such transaction, no default or event of default shall have occurred; and

•	except in the case of a merger of us with or into certain of our subsidiaries, we or the entity or the person formed by or surviving such transaction (if not us) will be able to incur additional indebtedness under the indenture after giving effect to the transaction.
EVENTS OF DEFAULT
     Unless we state otherwise in the applicable prospectus supplement, an “event of default” with respect to the debt securities under the indenture means:
•	our default for 30 days in payment of any interest on the debt securities;

•	our default in payment of any principal or premium on the debt securities of the series upon maturity or otherwise;

•	our default in the observance of certain covenants as set forth in the indenture;

•	our default, for 60 days after delivery of written notice, in the observance or performance of other covenants;

•	our default in the payment of our other indebtedness;

•	bankruptcy, insolvency or reorganization events relating to us or our subsidiaries;

•	the entry of a judgment in excess of the amount specified in the indenture or any supplemental indenture against us or such significant subsidiary which is not covered by insurance and not discharged, waived or stayed; or

•	any other event of default included in the indenture or any supplemental indenture and described in the prospectus supplement.
     The consequences of an event of default, and the remedies available under the indenture or any supplemental indenture, will vary depending upon the type of event of default that has occurred.

     Unless we state otherwise in the applicable prospectus supplement, if an event of default with respect to any debt securities has occurred and is continuing, then either the trustee or the holders of at least 25% of the principal amount specified in the indenture or any supplemental indenture of the outstanding debt securities may declare the principal of all the affected debt securities and interest accrued to be due and payable immediately.
     Unless we state otherwise in the applicable prospectus supplement, if an event of default with respect to any debt securities has occurred and is continuing and is due to a bankruptcy, insolvency or reorganization event relating to us, then the principal (or such portion of the principal as is specified in the terms of the debt securities) of and interest accrued on all debt securities then outstanding will become due and payable automatically, without further action by the trustee or the holders.
     Under conditions specified in the indenture and any supplemental indenture, the holders of a majority of the principal amount of the debt securities may annul or waive certain declarations and defaults described above. These holders may not, however, waive a continuing default in payment of principal of (or premium, if any) or interest on the debt securities.
     The indenture may provide that, subject to the duty of the trustee during a default to act with the required standard of care, the trustee will have no obligation to exercise any right or power granted to it under the indenture at the request of holders of debt securities unless the holders have indemnified the trustee. Subject to the provisions in the indenture and any supplemental indenture for the indemnification of the trustee and other limitations specified in those documents, the holders of a majority in principal amount of the outstanding debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee relating to the debt securities.
     If you hold debt securities, you will not be permitted under the terms of the indenture or any supplemental indenture to institute any action against us in connection with any default (except actions for payment of overdue principal, premium, or interest or other amounts) unless:
•	you have given the trustee written notice of the default and its continuance;

•	holders of not less than 25% in principal amount of the debt securities issued under the indenture have made a written request upon the trustee to institute the action and have offered the trustee reasonable indemnity;

•	the trustee has not instituted the action within 60 days of the request; and

•	during such 60-day period, the trustee has not received directions inconsistent with the written request by the holders of a majority in principal amount of the outstanding debt securities issued under the indenture.
DEFEASANCE PROVISIONS APPLICABLE TO THE DEBT SECURITIES
     Unless otherwise specified in a prospectus supplement, under the indenture or any supplemental indenture, we, at our option,
•	will be discharged from our obligations in respect of the debt securities under the indenture (except for certain obligations relating to the trustee and obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) or

•	need not comply with certain restrictive covenants of the indenture or supplemental indenture, in each case, if we irrevocably deposit, in trust with the trustee, money or United States government obligations which through the payment of interest and principal will provide money sufficient to pay all the principal of, and interest and premium, if any, on, the debt securities on the dates on which such payments are due. We must also specify whether the debt securities are being defeased to maturity or to a particular redemption date.

     To exercise either of the above options, no default or event of default shall have occurred or be continuing on the date of such deposit, and such defeasance must not result in a breach of or constitute a default under any material agreement to which we are bound. Unless otherwise specified in a prospectus supplement, we also must deliver a certificate stating that the deposit was not made with the intent of preferring holders of the debt securities over our other creditors. In addition, we must deliver to the trustee an opinion of counsel that:
•	the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to the first bullet point above, the opinion will be accompanied by a private letter ruling to that effect from the IRS or a revenue ruling concerning a comparable form of transaction to that effect published by the IRS,

•	after the 91st day following the deposit, the funds will not be subject to the effect of any applicable bankruptcy, insolvency or similar laws, and

•	all conditions precedent relating to the defeasance have been complied with.
MODIFICATION AND WAIVER
     We and the trustee may, without the consent of holders, modify provisions of the indenture for certain purposes, including, among other things, curing ambiguities and maintaining the qualification of the indenture under the Trust Indenture Act. Under the indenture, our rights and obligations and the rights of holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities affected by the modification. However, unless indicated otherwise in the applicable prospectus supplement, the provisions of the indenture may not be modified without the consent of each holder of debt securities affected thereby if the modification would:
•	reduce the principal of or change the stated maturity of any such debt securities;

•	waive certain provisions regarding redemption in a manner adverse to the rights of any holder of such debt securities;

•	reduce the rate of or change the time for payment of interest on such debt securities;

•	waive a default in the payment of principal or interest on such debt securities;

•	change the currency in which any of such debt securities are payable;

•	waive a redemption payment with respect to such debt securities (other than as specified in the indenture); or

•	change the provisions of the indenture regarding waiver and amendment.
THE TRUSTEE
     We will include information regarding the trustee in the prospectus supplement relating to any series of debt securities. If any event of default shall occur (and be continuing) under the indenture or any supplemental indenture, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will be under no obligation to exercise any of its powers at the request of any of the holders of the debt securities, unless the holders shall have offered the trustee reasonable indemnity against the costs, expenses and liabilities it might incur. The indenture, any supplemental indenture, and the provisions of the Trust Indenture Act incorporated by reference thereby, will contain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims or to realize on property received by it for claims as security or otherwise.

DESCRIPTION OF WARRANTS
     We summarize below some of the provisions that will apply to the warrants unless the applicable prospectus supplement provides otherwise. The summary may not contain all information that is important to you. The complete terms of the warrants will be contained in the applicable warrant certificate and warrant agreement. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the warrant certificate and the warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.
GENERAL
     We may issue warrants to purchase common stock independently or together with other securities. The warrants may be attached to or separate from the other securities. We may issue warrants in one or more series. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will be our agent and will not assume any obligations to any holder or beneficial owner of the warrants.
     The prospectus supplement and the warrant agreement relating to any series of warrants will include specific terms of the warrants. These terms include the following:
•	the title and aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the amount of common stock for which the warrant can be exercised and the price or the manner of determining the price or other consideration to purchase the common stock;

•	the date on which the right to exercise the warrant begins and the date on which the right expires;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each other security;

•	any provision dealing with the date on which the warrants and related securities will be separately transferable;

•	any mandatory or optional redemption provisions;

•	the identity of the warrant agent; and

•	any other terms of the warrants.
     Unless otherwise specified in a prospectus supplement, the warrants will be represented by certificates. The warrants may be exchanged under the terms outlined in the warrant agreement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Unless the prospectus supplement states otherwise, until a warrant is exercised, a holder will not be entitled to any payments on or have any rights with respect to the common stock issuable upon exercise of the warrant.

EXERCISE OF WARRANTS
     To exercise the warrants, the holder must provide the warrant agent with the following:
•	payment of the exercise price;

•	any required information described on the warrant certificates;

•	the number of warrants to be exercised;

•	an executed and completed warrant certificate; and

•	any other items required by the warrant agreement.
     If a warrant holder exercises only part of the warrants represented by a single certificate, the warrant agent will issue a new warrant certificate for any warrants not exercised. Unless the prospectus supplement states otherwise, no fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable.
     The exercise price and the number of shares of common stock for which each warrant can be exercised will be adjusted upon the occurrence of events described in the warrant agreement, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock. Unless the prospectus supplement states otherwise, no adjustment will be required until cumulative adjustments require an adjustment of at least 1%. From time to time, we may reduce the exercise price as may be provided in the warrant agreement.
     Unless the prospectus supplement states otherwise, if we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant will have the right to acquire the kind and amount of shares of stock, other securities, property or cash receivable by a holder of the number of shares of common stock into which the warrants were exercisable immediately prior to the occurrence of the event.
MODIFICATION OF THE WARRANT AGREEMENT
     The common stock warrant agreement will permit us and the warrant agent, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:
•	to cure any ambiguity;
•	to correct or supplement any provision which may be defective or inconsistent with any other provisions; or
•	to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.
DOCUMENTS INCORPORATED BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to other documents on file with the SEC. Some information that we currently have on file is incorporated by reference and is an important part of this prospectus. Some information that we file later with the SEC will automatically update and supersede this information.
     We incorporate by reference the following documents that we have filed or may file with the SEC pursuant to the Securities Exchange Act of 1934:
•	Description of our common stock, par value $1.00 per share (Common Stock), contained in our Registration Statement on Form 8-A, filed on July 2, 1997;
•	Description of our preferred stock purchase rights, contained in our Registration Statement on Form 8-A, filed on October 21, 2002; our Certificate of Adjustment dated March 17, 2006, filed as Exhibit 4.1 to our Form 8-K filed March 23, 2006; and our Certificate of Adjustment dated June 25, 2008, filed as Exhibit 4.1 to our Form 8-K filed June 25, 2008;

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2009, filed on November 25, 2009;
•	Quarterly Reports on Form 10-Q for the fiscal quarter ended December 31, 2009, filed on February 4, 2010; for the fiscal quarter ended March 31, 2010, filed on May 7, 2010; and for the fiscal quarter ended June 30, 2010, filed on August 6, 2010;
•	Proxy Statement on Form DEF 14A filed January 13, 2010;
•	Current Reports on Form 8-K filed November 16, 2009; November 30, 2009; December 14, 2009; February 3, 2010; February 11, 2010; May 4, 2010; May 5, 2010; June 14, 2010; June 22, 1010; June 23, 2010; July 19, 2010; and July 20, 2010; and
•	All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering.
     Upon your written or oral request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or telephoning us at: 15835 Park Ten Place Drive Houston, Texas 77084 (281) 749-7800, Attention: Michael A. Campbell.
AVAILABLE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. Our website address is www.atwd.com. We make available free of charge on or through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information on our website is not incorporated by reference into this prospectus or made a part hereof for any purpose. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and copy charges.
     We have filed a registration statement and related exhibits on Form S-3 with the SEC under the Securities Act of 1933. The registration statement contains additional information about us and our securities. You may read the registration statement and exhibits without charge at the SEC’s public reference rooms, you may access same at the SEC’s website described above, or you may obtain copies from the SEC at prescribed rates.
LEGAL MATTERS
     Strasburger & Price, LLP, Houston, Texas, will pass upon certain legal matters relating to the validity of our common stock, preferred stock, debt securities and warrants.
EXPERTS
     The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The expenses to be borne by us in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are set forth below. All amounts are estimated except for the registration fee.

SEC Registration Fee	$35,650.00
NYSE Listing Fee	(1)
Legal Fees and Expenses	(1)
Accounting Fees and Expenses	(1)
Blue Sky Fees and Expenses	(1)
Printing and Engraving Expenses	(1)
Transfer Agent Fees and Expenses	(1)
Miscellaneous	(1)

Total	(1)

(1)	These fees are calculated based upon the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.
Item 15. Indemnification of Directors and Officers.
     Article IV, Section 3 of our second amended and restated by-laws states that we shall indemnify and advance expenses to directors, officers, employees and agents to the maximum extent permissible under the Texas Business Organization Code, or TBOC.
     Article VII of our amended and restated certificate of formation precludes any personal liability by a director to us or our shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability for (1) any breach of the director’s duty of loyalty to us or our shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a transaction from which the director received an improper personal benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (4) an act or omission for which the liability of a director is expressly provided for by statute. Article VII also provides that the liability of directors shall be eliminated or limited to the fullest extent permitted by TBOC.
     While Article VII provides directors with protection from awards of monetary damages for breaches of the duty of care, it does not eliminate each director’s duty of care. Accordingly, Article VII has no effect on the availability of an equitable remedy such as an injunction or rescission based upon a director’s breach of the duty of care. In addition, Article VII applies only to claims against the director arising out of his or her role as a director, and does not apply to the director’s role as an officer or in any capacity other than that of a director or to the director’s responsibilities under other law, such as the federal securities laws. Article VII relates only to liabilities of directors to us and our shareholders, and does not affect liability to third parties.

     Any underwriting agreements to be filed or incorporated by reference with this registration statement may contain reciprocal agreements of indemnity between us and the underwriters as to certain liabilities, including liabilities under the Securities Act of 1933, as amended, and may provide for indemnification of our directors and officers in certain circumstances.
     We are not aware of any threatened litigation or proceeding which may result in a claim for indemnification, and there is no pending litigation or proceeding involving any of our directors or officers in which indemnification would be required or permitted by our amended and restated certificate of formation, our second amended and restated bylaws, or Texas law.
Item 16. Exhibits.

Exhibit No	Description

1.1*	Form of Underwriting Agreement.

4.1	Amended and Restated Certificate of Formation dated February 9, 2006 (Incorporated herein by reference to Exhibit 3.1 of our Form 10-Q filed May 12, 2008).

4.2	Amendment No. 1 to Amended and Restated Certificate of Formation dated February 14, 2008 (Incorporated herein by reference to Exhibit 3.2 of our Form 10-Q filed May 12, 2008).

4.3	Second Amended and Restated By-Laws, dated May 5, 2006 (Incorporated herein by reference to Exhibit 3.3 of our Form 10-Q filed May 12, 2008).

4.4	Amendment No. 1 to Second Amended and Restated By-Laws, dated June 7, 2007 (Incorporated herein by reference to Exhibit 3.4 of our Form 10-Q filed May 12, 2008).

4.3	Specimen Certificate for our common stock, $1.00 par value (Incorporated herein by reference to Exhibit 5.1 of our Registration Statement on Form S-3, Registration No. 33-39993, filed April 19, 1991).

4.4	Rights Agreement dated effective October 18, 2002 between the Company and Continental Stock Transfer & Trust Company (Incorporated herein by reference to Exhibit 4.1 to our Form 8-A filed October 21, 2002).

4.5	Certificate of Adjustment of Atwood Oceanics, Inc. dated March 17, 2006 (Incorporated herein by reference to Exhibit 4.1 to our Form 8-K filed March 23, 2006).

4.6	Certificate of Adjustment of Atwood Oceanics, Inc. dated as of June 25, 2008 (Incorporated herein by reference to Exhibit 4.1 of our Form 8-K filed June 25, 2008).

4.7 *	Certificate of Designation of our Preferred Stock.

4.8 *	Specimen Certificate for our Preferred Stock.

4.9 *	Form of Indenture.

4.10 *	Form of Warrant Agreement.

5.1+	Opinion of Strasburger & Price, LLP.

12.1+	Computation of ratio of earnings to fixed charges.

23.1	Consent of Strasburger & Price, LLP (Included in Exhibit 5.1 filed herewith).

23.2+	Consent of PricewaterhouseCoopers LLP.

Exhibit No	Description
24.1+	Powers of Attorney (Included on the signature page of this registration statement).

25.1**	Statement of Eligibility of Trustee on Form T-1.

*	To be filed in connection with a specific offering as an exhibit to a Current Report on Form 8-K or other document to be incorporated by reference herein or to a post-effective amendment hereto, as applicable.

**	To be filed as an exhibit to a Current Report on Form 8-K or other document to be incorporated by reference herein or to a post-effective amendment hereto or in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as amended, as applicable.

+	Filed herewith.
Item 17. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(e)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act upon subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 10, 2010.
ATWOOD OCEANICS, INC.

By:	/s/ James M. Holland
James M. Holland
Senior Vice President, and Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Saltiel and Michael A. Campbell, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT J. SALTIEL (Robert J. Saltiel)	President, Chief Executive Officer and Director	August 10, 2010

/s/ JAMES M. HOLLAND (James M. Holland)	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 10, 2010

/s/ DEBORAH A. BECK (Deborah A. Beck)	Director	August 10, 2010

(Robert W. Burgess)	Director	August 10, 2010

(George S. Dotson)	Director	August 10, 2010

/s/ JACK E. GOLDEN (Jack E. Golden)	Director	August 10, 2010

/s/ HANS HELMERICH (Hans Helmerich)	Director	August 10, 2010

/s/ JAMES R. MONTAGUE (James R. Montague)	Director	August 10, 2010

EXHIBIT INDEX

Exhibit No	Description

1.1*	Form of Underwriting Agreement.

4.1	Amended and Restated Certificate of Formation dated February 9, 2006 (Incorporated herein by reference to Exhibit 3.1 of our Form 10-Q filed May 12, 2008).

4.2	Amendment No. 1 to Amended and Restated Certificate of Formation dated February 14, 2008 (Incorporated herein by reference to Exhibit 3.2 of our Form 10-Q filed May 12, 2008).

4.3	Second Amended and Restated By-Laws, dated May 5, 2006 (Incorporated herein by reference to Exhibit 3.3 of our Form 10-Q filed May 12, 2008).

4.4	Amendment No. 1 to Second Amended and Restated By-Laws, dated June 7, 2007 (Incorporated herein by reference to Exhibit 3.4 of our Form 10-Q filed May 12, 2008).

4.3	Specimen Certificate for our common stock, $1.00 par value (Incorporated herein by reference to Exhibit 5.1 of our Registration Statement on Form S-3, Registration No. 33-39993, filed April 19, 1991).

4.4	Rights Agreement dated effective October 18, 2002 between the Company and Continental Stock Transfer & Trust Company (Incorporated herein by reference to Exhibit 4.1 to our Form 8-A filed October 21, 2002).

4.5	Certificate of Adjustment of Atwood Oceanics, Inc. dated March 17, 2006 (Incorporated herein by reference to Exhibit 4.1 to our Form 8-K filed March 23, 2006).

4.6	Certificate of Adjustment of Atwood Oceanics, Inc. dated as of June 25, 2008 (Incorporated herein by reference to Exhibit 4.1 of our Form 8-K filed June 25, 2008).

4.7 *	Certificate of Designation of our Preferred Stock.

4.8 *	Specimen Certificate for our Preferred Stock.

4.9 *	Form of Indenture.

4.10 *	Form of Warrant Agreement.

5.1+	Opinion of Strasburger & Price, LLP.

12.1+	Computation of ratio of earnings to fixed charges.

23.1	Consent of Strasburger & Price, LLP (Included in Exhibit 5.1 filed herewith).

23.2+	Consent of PricewaterhouseCoopers LLP.

24.1+	Powers of Attorney (Included on the signature page of this registration statement).

25.1**	Statement of Eligibility of Trustee on Form T-1.

*	To be filed in connection with a specific offering as an exhibit to a Current Report on Form 8-K or other document to be incorporated by reference herein or to a post-effective amendment hereto, as applicable.

**	To be filed as an exhibit to a Current Report on Form 8-K or other document to be incorporated by reference herein or to a post-effective amendment hereto or in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as amended, as applicable.

+	Filed herewith.